UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: December 15, 2006

(Date of earliest event reported)

CLUBCORP, INC.

(Exact name of issuer of the securities held pursuant to the plan)

Commission File Numbers 33-89818, 33-96568, 333-08041, 333-57107, 333-52612 and 333-110521

Delaware	75-2778488
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

(Address of principal executive offices, including Zip Code)

(972) 243-6191

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2006, ClubCorp, Inc. (the “Company”) approved the amended and restated ClubCorp, Inc. Change of Control Severance Plan (“COCSP”) and the amended and restated ClubCorp Severance Plan (“CCSP”). Below are summaries of both the COCSP and the CCSP. The COCSP and CCSP cover both executive officers (“Executives”) and non-executive officers of the Company and benefits are based on the employee’s level at the Company. The following summarizes the benefits payable to Executives under the COCSP and the CCSP. If an Executive is eligible for severance under both the COCSP and the CCSP, then the Executive is entitled to receive benefits under the plan that pays the Executive the greater benefit. In addition, if the Executive is party to an employment agreement pursuant to which the Executive is entitled to and receives a severance payment which is less than the severance payment to which the Executive would otherwise be entitled under either plan, the Executive’s severance under the applicable plan will be the excess of the plan amount over the employment agreement amount.

Summary of COCSP

Under the COCSP, if an Executive is terminated by the Company without cause (as defined in the plan) as the result of a specified change of control event (as defined in the plan), and does not decline an offer of a substantially similar position within twelve (12) months after the change of control, the Executive will be entitled to severance benefits under the COCSP. “Cause” under the COCSP includes (i) engagement in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is materially detrimental to the business interests, reputation or goodwill of the Company; (ii) engagement in any act involving willful dishonesty, disloyalty, or infidelity against the Company; (iii) willful and continued material breach or failure to perform under any policy established by the Company with respect to the operation of the Company’s business and affairs or the conduct of the Company’s employees; or (iv) failure to substantially perform reasonably assigned duties, but only if such failure remains uncured for a certain period. Under the COCSP, an Executive who experiences a qualifying termination is entitled to receive a severance payment, which is equal to (i) 1.5 times the Executive’s annual base pay (with the exception of Mr. John A. Beckert, who is entitled to 2 times his annual base pay), (ii) 1.5 times the last full-year bonus earned (with the exception of Mr. John A. Beckert, who is entitled to 2 times his last full-year bonus earned) and/or (iii) a partial-year bonus (if any), pro-rated for the portion of the year up to and including the Executive’s termination date (with a minimum payout of 50% of the potential plan payment). Notwithstanding the foregoing, the bonus amount for any Executive who is a party to an employment agreement with the Company shall be determined based upon the Executive’s 2005 fiscal year bonus regardless of the date of termination.

In addition, an Executive who experiences a qualifying termination is entitled to the following benefits:

•	payment of all wages earned through the last day worked and payment for accrued but unused vacation days (up to a maximum of 20 days);

•	election to continue health care and vision coverage (COBRA) under the ClubCorp Health Benefits Plan with a requirement to pay the premiums for that coverage; however, a terminated Executive is subject to reimbursement by the Company for 18 months or until other employment begins (not to extend beyond 18 months);

•	use of Associate Club Privileges for 18 months following termination (24 months for Mr. John A. Beckert);

•	retainage of existing club memberships without dues for two years (with the exception of Messrs. Douglas T. Howe, Frank C. Gore and Murray S. Siegel, who each may retain his existing club memberships without dues for life); and

•	six months of outplacement services.

Summary of CCSP

Under the CCSP, if an Executive’s employment is terminated by the Company as the result of a corporate reduction in force or an elimination or restructuring of the Executive’s position, and the Executive does not decline an offer of a substantially similar position, then the Executive will be entitled to severance benefits under the CCSP (but in no event if such termination is with “cause,” defined in the same manner as under the COCSP). Under the CCSP, an Executive who experiences a qualifying termination is entitled to receive a severance payment, which is equal to (i) 4 weeks of the Executive’s Base Weekly Pay (as defined in the plan), (ii) an amount equal to the product of 4 weeks of the Executive’s Base Weekly Pay, multiplied by the number of the Executive’s Years of Service (as defined in the plan), or portion of a Year of Service; provided, however, that the amount shall not exceed an amount equal to 52 weeks of the Executive’s Base Weekly Pay, and (iii) for an Executive who has at least 20 Years of Service but less than 25, an amount equal to 4 weeks of the Executive’s Base Weekly Pay, for an Executive who has more than 25 Years of Service but less than 30, an amount equal to

8 weeks of the Executive’s Base Weekly Pay or for an Executive who has more than 30 Years of Service, an amount equal to 12 weeks of the Executive’s Base Weekly Pay. Severance amounts under the CCSP are payable in a single cash lump sum.

In addition, an Executive who experiences a qualifying termination is entitled to the following benefits:

•	payment of all wages earned through the last day worked and payment for accrued but unused vacation days (up to a maximum of 20 days);

•	retainage of existing club memberships without dues for two years (with the exception of Messrs. Howe, Gore and Siegel, who each may retain his existing club memberships without dues for life); and

•	six months of outplacement services.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit

10.35	ClubCorp, Inc. Change of Control Severance Plan

10.36	ClubCorp Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLUBCORP, INC.

By:	/s/ Jeffrey P. Mayer
Jeffrey P. Mayer
Chief Financial Officer
ClubCorp, Inc.

Date: December 21, 2006